                                                              EXHIBIT 21


PARENTS AND SUBSIDIARIES

    The Company and its subsidiaries<F*> as of June 24, 1996 are as follows:

                                    State (Country) of   Percentage of Voting
Name of Company                        Incorporation       Securities Owned
- ---------------                     ------------------   --------------------

Kellwood Company                         Delaware               Parent
American Recreation Products, Inc.       Delaware                100%
Kellwood Asia Limited                    Hong Kong               100%
Smart Shirts Limited                     Hong Kong               100%
Keeta Company Limited                    Hong Kong               100%
South Asia Garment Limited               Hong Kong               100%
KWD Holdings, Inc.                       Delaware                100%
Robert Scott & David Brooks
  Outlet Stores, Inc.                    Delaware                100%
Tri-W Corporation                        North Carolina          100%
Halmode Apparel, Inc.                    Delaware                100%
David Dart, Inc.                         California              100%
Force One, Inc.                          California              100%


<F*> Some of the above subsidiaries also have subsidiaries which are not listed because, in the aggregate, they are not considered to be significant.